As filed with the Securities and Exchange Commission on June 18, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Immunomedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	61-1009366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

IMMUNOMEDICS, INC. AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Usama Malik Chief Financial Officer Immunomedics, Inc. 300 The American Road Morris Plains, New Jersey 07950 (973) 605-8200	Andrew P. Gilbert DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078 (973) 520-2550
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	7,000,000	$33.44	$234,080,000	$30,384

(1)           Shares of common stock, $0.01 par value per share (“Common Stock”), of Immunomedics, Inc. (the “Registrant”) initially reserved for issuance under the Immunomedics, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”) consist of (i) 9,000,000 shares registered pursuant to a Registration Statement on Form S-8 (File No. 333-201470) (the “Prior Registration Statement”); plus, (ii) 3,239,671 unallocated shares of Common Stock that were available for issuance under the Immunomedics, Inc. 2006 Stock Incentive Plan (the “Prior Plan”) as of the effective date of the 2014 Plan, that were not then subject to outstanding awards (the “Carryover Shares”) registered pursuant to the Prior Registration Statement; plus (iii) shares under the Prior Plan and the 2014 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case that does not result in the issuance of shares (the “Unused Shares”).  Pursuant to General Instruction E on Form S-8, the registration fee is calculated with respect to the 7,000,000 additional shares of Common Stock being registered on this Registration Statement Form S-8 (this “Registration Statement”) only. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock which may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq Stock Market LLC on June 17, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the registration of an additional 7,000,000 shares (the “Shares”) of the common stock, par value $0.01 per share, of Immunomedics, Inc. (the “Registrant”). The Shares are securities of the same class and relate to the same employee benefit plan, the Immunomedics, Inc. 2014 Long-Term Incentive Plan, which was amended and restated effective as of June 18, 2020, as those registered pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-201470), previously filed with the Securities and Exchange Commission on January 13, 2015 (the “Prior Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1)       The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 27, 2020;

(2)       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 6, 2020;

(3)       The Registrant’s Current Reports on Form 8-K filed with the Commission on February 14, 2020, February 27, 2020 (the second report only), March 25, 2020, April 6, 2020 (as amended on April 20, 2020), April 6, 2020, April 22, 2020, May 1, 2020, May 7, 2020, May 27, 2020 and June 18, 2020 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(4)       The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38601), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, on May 7, 1984, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of Immunomedics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on June 18, 2020).
4.2	Bylaws of Immunomedics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on April 17, 2019).
4.3	Form of Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed with the Commission on September 30, 2002).
5.1	Opinion of DLA Piper LLP (US).
23.1	Consent of KPMG LLP, independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1	Immunomedics, Inc. Amended and Restated 2014 Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morris Plains, State of New Jersey, on June 18, 2020.

IMMUNOMEDICS, INC.

By:	/s/ Usama Malik
Name:	Usama Malik
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jared Freedberg and Usama Malik his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Usama Malik	Chief Financial Officer	June 18, 2020
Usama Malik	(Principal Executive Officer and Principal Financial Officer)

/s/ William Fricker	Corporate Controller	June 18, 2020
William Fricker	(Principal Accounting Officer)

/s/ Dr. Behzad Aghazadeh	Chairman of the Board, Director	June 18, 2020
Dr. Behzad Aghazadeh

/s/ Robert Azelby	Director	June 18, 2020
Robert Azelby

/s/ Charles M. Baum	Director	June 18, 2020
Charles M. Baum, M.D., Ph.D.

/s/ Barbara G. Duncan	Director	June 18, 2020
Barbara G. Duncan

/s/ Khalid Islam	Director	June 18, 2020
Dr. Khalid Islam

/s/ Scott Canute	Director	June 18, 2020
Scott Canute

/s/ Peter Barton Hutt	Director	June 18, 2020
Peter Barton Hutt